                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                               SCHEDULE 13G


                Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*



                         HAYWOOD BANCSHARES, INC.
             --------------------------------------------------
                             (Name of Issuer)


                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
             --------------------------------------------------
                       (Title of Class of Securities)


                              421334 10 3
                         --------------------
                            (CUSIP Number)


                           Larry R. Ammons
                       Haywood Bancshares, Inc.
                        370 North Main Street
                   Waynesville, North Carolina  28786
                            (704) 456-9092
      ---------------------------------------------------------
          (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)

Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 4 pages

CUSIP No. 421334 10 3             13G          Page 2 of 4 Pages
          -----------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     LARRY A. AMMONS


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

NUMBER OF       5.    SOLE VOTING POWER    2,170
SHARES
BENEFICIALLY    6.    SHARED VOTING POWER  55,205
OWNED BY
EACH            7.    SOLE DISPOSITIVE POWER:  22,170
REPORTING
PERSON WITH     8.    SHARED DISPOSITIVE POWER: 55,205

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 77,375


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*:  [   ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.38%


12.  TYPE OF REPORTING PERSON*  IN

                       Page 2 of 4 pages

Item 1(a)   NAME OF ISSUER:  Haywood Bancshares, Inc.
            --------------

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            370 North Main Street
            Waynesville, North Carolina 28786

Item 2(a)   NAME OF PERSON(S) FILING:  Larry R. Ammons
            ------------------------

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            ------------------------------------
            370 North Main Street
            Waynesville, North Carolina 28786

      (c)   CITIZENSHIP:  United States

      (d)   TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $1.00 per share

      (e)   CUSIP NUMBER:   421334 10 3

Item 3      IF THIS STATEMENT IS FILED UNDER RULE 13D-1(B) OR
            RULE 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            - Not Applicable since this statement is being filed
              under Rule 13d-1(c).

Item 4.(a)  AMOUNT BENEFICIALLY OWNED:  77,375 shares
            -------------------------

       (b)  PERCENT OF CLASS:  6.38%
            ----------------

       (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
            --------------------------------------------
           (i) sole power to vote or to direct the vote      2,170
           (ii) shared power to vote or to direct the vote  55,205
           (iii) sole power to dispose or to direct the
           disposition of                                   22,170
           (iv)  shared power to dispose or to direct the
           disposition of                                   55,205

Item 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: If
        statement is being filed to report the fact that as of
        the date hereof the reporting person has ceased to be the
        beneficial owner of more than five percent of the class
        of securities, check the following:  [   ]

Item 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        PERSON:
        Not Applicable

Item 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY:   Not Applicable

Item 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
        GROUP:   Not Applicable

Item 9  NOTICE OF DISSOLUTION OF GROUP:  Not Applicable

Item 10 CERTIFICATION:
        Not Applicable since statement is not being filed under Rule 13d-1(b).
                       Page 3 of 4 pages

                          SIGNATURE:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ Larry R. Ammons                        February 7, 1997
-----------------------                    ----------------
Larry R. Ammons                            Date